Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

May 23, 2014

Mid-America Apartments, L.P.

6584 Poplar Avenue

Memphis, Tennessee 38138

Re:	$169,112,000 Principal Amount of 5.500% Senior Notes due 2015 and
$68,130,000 Principal Amount of 6.05% Senior Notes due 2016

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Mid-America Apartments, L.P., a Tennessee limited partnership (the “Issuer”), to exchange up to $169,112,000 principal amount of 5.500% Senior Notes due 2015 (the “2015 Exchange Securities”) and up to $68,130,000 principal amount of 6.05% Senior Notes due 2016 (the “2016 Exchange Securities,” and together with the 2015 Exchange Securities, the “Exchange Securities”) for its existing 5.500% Senior Notes due 2015 (the “2015 Existing Securities”) and 6.05% Senior Notes due 2016 (the “2016 Existing Securities” and together with the 2015 Existing Securities, the “Existing Securities”), respectively.

The 2015 Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “2015 Indenture”), dated as of December 13, 2013, between the Issuer and U.S. Bank National Association (the “Trustee”) as contemplated by the Registration Rights Agreement (the “2015 Registration Rights Agreement”), dated as of December 13, 2013, between the Issuer and the initial purchasers of the 2015 Existing Securities. The 2016 Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “2016 Indenture” and together with the 2015 Indenture, the “Indentures”), dated as of December 13, 2013, between the Issuer and U.S. Bank National Association (the “Trustee”) as contemplated by the Registration Rights Agreement (the “2016 Registration Rights Agreement” and together with the 2015 Registration Rights Agreement, the “Registration Rights Agreements”), dated as of December 13, 2013, between the Issuer and the initial purchasers of the 2016 Existing Securities.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuer.

The opinions set forth below are limited to the law of New York. Reference is made to the opinion letter, dated the date hereof and addressed to you, from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, upon which we are relying as to any matters of Tennessee law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that when the Exchange Securities (in the form examined by us) are duly executed by the Issuer, authenticated by the Trustee in accordance with the Indentures and issued and delivered upon consummation of the exchange offers (as described in the Registration Statement) against receipt of the Existing Securities surrendered in exchange therefor in accordance with the terms of such exchange offers, the Exchange Securities will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Securities or the Indentures to the extent it violates any applicable statute of limitations or relates to arbitration or the choice of forum for resolving disputes.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP